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                     November 8, 2021

       David Lancaster
       Chief Financial Officer
       Matador Resources Company
       5400 LBJ Freeway, Suite 1500
       Dallas, Texas 75240

                                                        Re: Matador Resources
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-35410

       Dear Mr. Lancaster:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation